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                                   Exhibit 2.1


     Asset Sale Agreement dated as of August 24, 2000 by and among The Andrew Jergens Company, Chattem, Inc. and Signal Investment & Management Co.


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                                                                      EXECUTION
                                                                         COPY




                              ASSET SALE AGREEMENT


                                     between


                                  CHATTEM, INC.

                       SIGNAL INVESTMENT & MANAGEMENT CO.


                                       and


                           THE ANDREW JERGENS COMPANY





                           Dated as of August 24, 2000



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     This ASSET SALE AGREEMENT, dated as of August 24, 2000 (the "Agreement"), is by and between CHATTEM, INC., a Tennessee corporation ("Chattem"), SIGNAL INVESTMENT & MANAGEMENT CO., a Delaware corporation and a wholly owned subsidiary of Chattem ("Signal" and, together with Chattem, "SELLER") and THE ANDREW JERGENS COMPANY, a Delaware corporation ("BUYER").

     SELLER is engaged in the business of manufacturing, marketing and selling anti-perspirant and deodorant products (other than in Japan) under the Trademarks (as defined below). SELLER now desires to sell certain assets of such business to BUYER, and BUYER agrees to purchase same, and to assume certain liabilities in connection therewith, all upon the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1

             PURCHASE AND SALE OF ASSETS, ASSUMPTION OF LIABILITIES

                  1.1 CERTAIN DEFINITIONS. For all purposes of this Agreement except as expressly provided or unless the context otherwise requires the following definitions shall apply:

                  "Accountants" shall have the meaning assigned thereto in
Section 2.2(b).

                  "Affiliate" means, with respect to any Person (i) any Person directly or indirectly controlling, controlled by or under common control with such Person (ii) any officer, director, general partner, manager, member or trustee of such Person or (iii) any Person who is an officer, director, general manager, member or trustee of any Person described in clauses (i) or (ii) of this sentence. For purposes of this definition, the terms "controlling," "controlled by" or "under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, managers, general partners, or persons exercising similar authority with respect to such Person or entities.

                  "Annual Statement" shall have the meaning assigned thereto in
Section 2.3(a).

                  "Assets" shall have the meaning assigned thereto in Section
1.4.

                  "Assignment and Assumption of the Manufacturing Agreement" means the Assignment and Assumption of the Manufacturing Agreement substantially in the form of Exhibit I.

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                  "Assignment of Patent License Agreement" shall mean the
Assignment of Patent License Agreement between SELLER and BUYER in substantially the form attached hereto as Exhibit A.

                  "Assignment of Patents" shall mean the Assignment of Patents between SELLER and BUYER in substantially the form attached hereto as Exhibit B.

                  "Assignment of Technology License Agreement" shall mean the Assignment of Technology License Agreement between SELLER and BUYER in substantially the form attached hereto as Exhibit C.

                  "Assumed Liabilities" shall have the meaning assigned thereto in Section 1.6.

                  "Bill of Sale and Assignment" shall mean the Bill of Sale and Assignment in substantially the form attached hereto as Exhibit D.

                  "BMS" shall mean Bristol-Myers Squibb Company.

                  "Brand" means the Trademarks under which the Products are manufactured, marketed or sold.

                  "Business" shall mean the business conducted by the SELLER or its Affiliates relating to the manufacture, marketing and/or sale of the Products.

                  "BUYER'S Closing Documents" shall have the meaning assigned thereto in Section 2.1(a).

                  "Closing" shall have the meaning assigned thereto in Section 2.1.

                  "Confidentiality Agreement" shall have the meaning assigned thereto in Section 6.1.

                  "Consent to Use and Register Agreement" shall mean the Consent to Use and Register Agreement dated as of March 24, 1998 by and between BMS and Signal.

                  "Contracts" shall have the meaning assigned thereto in Section 1.4(c).

                  "Disclosure Schedules" or "Schedules" shall mean the Schedules of SELLER attached hereto and made a part of this Agreement.

                  "DOJ" shall have the meaning assigned thereto in Section 7.3.

                  "Earn-out Payment" shall have the meaning assigned thereto in
Section 2.3.

                  "Equipment" shall have the meaning assigned thereto in Section 1.4(b).


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                  "Excluded Assets" shall have the meaning assigned thereto in
Section 1.5.

                  "Excluded Liabilities" shall have the meaning assigned thereto in Section 1.7.

                  "Financial Statements" shall have the meaning assigned thereto in Section 3.2.

                  "Formulations" shall mean the formulations for each Product currently sold, manufactured or in development.

                  "FTC" shall have the meaning assigned thereto in Section 7.3.

                  "GAAP" shall mean United States generally accepted accounting principles and practices, consistently applied.

                  "HSR Act" shall have the meaning assigned thereto in Section 2.4(d).

                  "Information" shall have the meaning assigned thereto in
Section 5.3.

                  "Instrument of Assignment and Assumption" shall mean the Instrument of Assignment and Assumption in substantially the form attached hereto as Exhibit E.

                  "Instrument of Assumption" shall mean the Instrument of Assumption in substantially the form attached hereto as Exhibit F.

                  "Kao" shall mean Kao Kabushiki Kaisha, also trading as Kao Corporation, a Japanese corporation.

                  "LEK" shall mean Les Emballages Knowlton, Inc.

                  "Marketing and Sales Information" shall have the meaning assigned thereto in Section 1.4(h).

                  "Net Sales" shall mean gross sales of Products for the relevant period, less any discounts, rebates and returns (but not including promotional payments or advertising expenditures) given or made in connection with sales made during such period.

                  "Patents" shall have the meaning assigned thereto in Section 1.4(f).

                  "Person" means any person or entity, including any corporation, limited liability company, partnership (limited or general) or unincorporated association.

                  "Processing Instructions" shall mean the processing instructions for each Product currently manufactured or in development.

                  "Products" shall mean the anti-perspirant and deodorant products bearing the Brand produced or sold by SELLER or its predecessors.


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                  "Purchase Orders" shall have the meaning assigned thereto in
Section 1.4(d).

                  "Purchase Price" shall have the meaning assigned thereto in
Section 1.2.

                  "SELLER'S Closing Documents" shall have the meaning assigned thereto in Section 2.1(b).

                  "Specifications" shall mean the raw materials, manufacturing, packaging, labeling and quality assurance specifications for each Product currently sold, manufactured or in development.

                  "Taxes" shall mean any tax imposed by any governmental authority or instrumentality regarding the Assets, including any applicable sales, use, property, intangibles, or similar taxes.

                  "Tax Returns" shall mean any return required to be filed by any governmental authority or instrumentality relating to Taxes.

                  "Technical Information" shall have the meaning assigned thereto in Section 1.4(g).

                  "Third Party Claim" shall have the meaning assigned thereto in
Section 8.6.

                  "Trademarks" shall have the meaning assigned thereto in
Section 1.4(e).

                  "Trademark Purchase Agreement" shall mean the Trademark Purchase Agreement between SELLER and Kao, substantially in the form attached hereto as Exhibit G. It is the parties' intention and their agreement that their rights and liabilities relating to the purchase by BUYER or Kao, as designee, of the Trademarks not change, enlarge or diminish any obligations or liabilities of either party (or Kao) under, or create any such liabilities or obligations different from those contained in, this Agreement, except for the addition of Kao as a named party with rights and obligations under the Trademark Purchase Agreement. If there is any conflict between the Trademark Purchase Agreement and this Agreement, the terms of this Agreement shall prevail.

                  "Transition Services Agreement" shall mean the Transition Services Agreement between SELLER and BUYER in substantially the form attached hereto as Exhibit H.

                  1.2 PURCHASE AND SALE OF ASSETS. Upon the terms, and subject to the conditions of this Agreement, on the Closing Date, SELLER will sell, convey, transfer and assign, or cause to be sold, conveyed, transferred and assigned to BUYER (or to one or more Affiliates designated by BUYER including, in the case of the Trademarks, Kao (collectively "BUYER's designee" or "BUYER's designees") free and clear of all liens and encumbrances, and BUYER and/or BUYER's designee will purchase, the Assets for an aggregate cash purchase price of One Hundred and Sixty Million and 00/100 United States Dollars ($160,000,000) (the


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"Purchase Price"), payable as set forth in Article 2. The Purchase Price shall be subject to post-closing adjustment as provided in Section 2.2 and Section 2.3 below.

                  1.3 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Assets in the manner and with the percentages identified on
SCHEDULE 1.3 hereto. BUYER and SELLER shall allocate the Purchase Price with respect to the Trademarks, as they shall mutually agree. Neither BUYER nor SELLER, nor any of their respective Affiliates, shall take any position on any tax return or tax filing inconsistent with such allocation of the Purchase Price unless required to do so by applicable law and on prior notice to the other party.

                  1.4 ASSETS. The term "Assets" shall mean the following enumerated assets:

                           (a)      all right, title and interest in all
inventories of raw materials, packaging materials, supplies, labels, work in process, consigned goods and finished goods (including warehoused inventories, inventories covered by Purchase Orders and sample and promotional goods), wherever located, that are used exclusively in connection with the conduct of the Business as of the Closing Date (the "Inventory");

                           (b)      all right, title and interest in all
equipment, tooling and other assets listed or described on SCHEDULE 1.4(b) together with any other manufacturing equipment and packaging assets owned by SELLER used exclusively in connection with the manufacture or sale of Products (collectively, and together with any of the foregoing subject to a lease, the "Equipment"), together with any associated warranty rights applicable to the Equipment, to the extent SELLER is permitted to transfer said rights;

                           (c)      all of SELLER'S right, title and interest
in all contracts, agreements, leases and other legally binding arrangements, whether oral or written, that are listed or described on SCHEDULE 1.4(c), or are otherwise used exclusively in the conduct of the Business (collectively, the "Contracts") to the extent that such Contracts are assignable; AND PROVIDED, FURTHER, that to the extent consent of a third party to the assignment of any Contract by SELLER to BUYER is required pursuant to the terms of such Contract or applicable law, no assignment or attempted assignment will be deemed to have been effected by the provisions of this Agreement without such consent. To the extent that SELLER cannot assign any contracts or agreements that would otherwise constitute material Contracts, SELLER and BUYER will use their reasonable efforts to enter into arrangements sufficient to provide equivalent benefits and burdens to BUYER; provided that in all events SELLER shall assign to BUYER the Contracts noted with an asterisk on SCHEDULE 1.4(c) and shall obtain any consents required to effect such assignment;

                           (d)      all of SELLER'S right, title and interest in
all warranties, guarantees, and service agreements, and all commitments and orders for (i) the purchase of goods to be delivered to SELLER after the Closing Date, (ii) the sale of goods to the extent that delivery thereof will be made after the Closing Date (including Inventory and supplies) and (iii) services to be provided after the Closing Date (including advertising, maintenance and other incidental services to be provided after the Closing Date) relating exclusively to the Business and entered into in the ordinary course of business (collectively, the "Purchase Orders"), but expressly excluding all accounts receivable arising in the Business prior to or as of the Closing

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Date and any Purchase Orders constituting promotional liabilities not assumed by
BUYER pursuant to Section 1.6(d);

                           (e)      all of SELLER'S right, title and interest in
the Trademarks. The term "Trademarks" means the trademarks, service marks, logos, product names and licenses and registrations thereof and applications therefor, used exclusively in the Business, including but not limited to those set forth on SCHEDULE 1.4(e) hereto, and trade dress associated therewith;

                           (f)      all of SELLER'S right, title and interest in
the Patents. The term "Patents" means the patents, patent licenses and patent applications (including disclosures, reissues, divisions, continuations and extensions) used exclusively in the Business, including but not limited to those set forth on SCHEDULE 1.4(f) hereto, and related know-how, and patentable items;

                           (g)      all of SELLER'S right, title and interest in
all other trade secrets, technology, inventions, quality control procedures and protocols, quality and process standards, packaging and shipping standards, portions of laboratory and research and development notebooks, formulations, copyrights, works containing copyrightable subject matter (except to the extent of the use in such copyrights and copyrightable material of the name "Chattem, Inc." or any other trademark or trade name belonging to SELLER which is not being transferred hereunder), Specifications, Processing Instructions and processes relating exclusively to the Products (collectively, the "Technical Information"), said copyrights and works containing copyrightable subject matter being referred to herein as the "Copyrights";

                           (h)      all of SELLER'S right, title and interest in
all product literature, advertising materials, marketing and promotion plans, promotional materials, customer lists, supplier lists, historical sales information for customers, and other books, files and records (except originals of SELLER'S corporate resolutions or minutes) that are exclusively used in or exclusively related to the Business, wherever located, except to the extent SELLER is required by law to retain the original of same, in which event BUYER shall have the right to review and copy the retained records (collectively, the "Marketing and Sales Information");

                           (i)      all of SELLER'S right, title and interest in
any transferable permits or licenses issued by any governmental agency that are used exclusively in the Business;

                           (j)      all of SELLER'S right, title and interest in
all data, information, data bases and similar items stored in computer memory, on media or otherwise, relating exclusively to the Business;

                           (k)      all of SELLER'S right, title and interest in
and to the litigation bond in the amount of $50,000 posted by BMS and transferred to SELLER in connection with the litigation in Brazil described in
Section 3.7(b);

                           (l)      notwithstanding the foregoing, if any of the
assets described above (disregarding any reference to "exclusively") are used primarily, but not exclusively, in the conduct of the Business and are necessary for BUYER, without incurring expense of more than a

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DE MINIMIS nature, to conduct the Business in the same manner as presently conducted by SELLER, then such assets shall be included in the Assets and in the Trademarks, Patents, Purchase Orders, Technical Information, Copyrights, and Marketing and Sales Information, as the case may be; provided that in all events the items listed in Schedules 1.4(b) through 1.4(f) shall be included in the Assets and in said subcategories of Assets; and

                           (m)      to the extent any intellectual property
right described in Section 1.4(e), (f), (g) or (h) without reference to the term "exclusively" or "primarily" is used in the Business but is not used exclusively or primarily, as the case may be, in the Business, and assuming such right is not otherwise identified as an Excluded Asset, as defined herein, SELLER shall grant to BUYER a nonexclusive, worldwide, fully paid-up and transferable license to use, and to permit its Affiliates and designees to use, such right everywhere to the extent used by SELLER to operate the Business (including in any territory where SELLER does not now use such right, to the extent (but only to the extent) of SELLER'S right, title and interest in such right in such territory) until a similar or substitute right can be reasonably developed or obtained by BUYER without significant expense, subject to confidentiality only as to matters not involving the Brand, as provided in Section 6.1 hereof.

                  1.5 EXCLUDED ASSETS. The Assets shall not include any assets other than the assets specifically listed or the assets described in Section 1.4, and, without limiting the generality of the foregoing, shall expressly exclude the name "Chattem, Inc." and any other trademark belonging to or licensed by SELLER other than the Trademarks (collectively, the "Excluded Assets").

                           Specifically, BUYER acknowledges that it is not
purchasing cash, real estate or accounts receivable, or any other assets of the SELLER other than the Assets, and that the Assets do not include or confer any rights to manufacture, sell or market Brand products in Japan. BUYER acknowledges and agrees that, while SELLER is conveying to BUYER its right to conduct the Business anywhere in the world (except Japan), SELLER currently conducts the Business only in certain jurisdictions and not on a comprehensive worldwide basis.

                  1.6 ASSUMPTION OF LIABILITIES. BUYER shall assume on the Closing Date and shall pay, perform and discharge when due the following obligations and liabilities of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, of SELLER relating exclusively to the Business (collectively the "Assumed Liabilities"):

                           (a)      all obligations and liabilities of SELLER
under the Contracts to the extent relating solely to performance thereunder due by SELLER after the Closing Date and to the extent that such Contracts are in writing and specifically described in SCHEDULE 1.4(c) and are validly assigned to BUYER and relate to the Business; PROVIDED, that to the extent services are provided by SELLER under the Transition Services Agreement, BUYER'S obligation to assume the foregoing with respect to such services shall not commence until the end of the Transition Period as defined in the Transition Services Agreement;

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                           (b)      all obligations, liabilities, commitments
and similar claims in respect of any and all Products sold at any time after the Closing Date or any of the Assets or the Business relating to events occurring after the Closing Date (except those obligations, liabilities and commitments described in Section 1.7 hereof);

                           (c)      all obligations and liabilities of SELLER
under Purchase Orders that are outstanding as of the Closing Date but only to the extent that the goods and services that are the subject thereof relate to services to be performed or goods to be delivered after the Closing Date;

                           (d)      those commitments for promoting and
advertising the Brand specifically identified in SCHEDULE 1.6(d) and any others that BUYER, in its sole discretion, agrees in writing to assume prior to or at Closing (the "Promotional Liabilities");

                           (e)      subject to the provisions of Section 7.10,
all liabilities associated with the return of Products after the Closing Date other than returns of defective Products or Products that fail to meet manufacturing specifications or legal requirements;

                           (f)      in accordance with Section 6.4 of this
Agreement, the capital expenditures of SELLER specifically described on SCHEDULE
6.4 hereof; and

                           (g)      any expenses arising after the Closing Date
in connection with the conduct of the litigation in Brazil described in Section 3.7(b) (but excluding any liability for adverse judgments in such litigation, to the extent relating to the period prior to the Closing).

                  1.7 EXCLUDED LIABILITIES. BUYER shall not assume or in any way become liable for any of SELLER'S debts, liabilities or obligations of any nature whatsoever, other than the Assumed Liabilities (such non-assumed liabilities being hereinafter referred to as the "Excluded Liabilities"), including, without limitation:

                           (a)      Any of SELLER'S liabilities or obligations
under this Agreement;

                           (b)      Any of SELLER'S liabilities or obligations
for expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby (including all attorneys' and accountants' fees, and brokerage fees);

                           (c)      Any of SELLER'S liabilities or obligations
in respect of income or other taxes or any fines, penalties or costs arising therefrom (except as otherwise expressly provided in Section 7.4);

                           (d)      Any of SELLER'S accounts payable, accrued
expenses or other current liabilities (except to the extent expressly provided in Section 1.6 );

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                           (e)      Any of SELLER'S liabilities or obligations
for indebtedness for borrowed money or indebtedness secured by liens on its assets or guarantees of any of the foregoing;

                           (f)      Any wages, salaries, severance payments,
or other compensation with respect to employees, agents or contractors of SELLER;

                           (g)      Any unused vacation benefits with respect
to employees, agents or contractors of SELLER;

                           (h)      Any retirement benefits or post-retirement
healthcare liabilities with respect to employees, agents or contractors of SELLER;

                           (i)      Any liabilities, obligations or expenses
arising from or relating to any benefit plan with respect to employees, agents or contractors of SELLER;

                           (j)      Any liabilities or obligations with respect
to any Products manufactured by SELLER prior to the Closing except to the extent caused by acts or omissions by BUYER (other than the act solely of selling or delivering the Products) and except for such liabilities or obligations relating to complaints by retail customers concerning the Products not involving personal injuries and arising in the ordinary course of business that are resolved by BUYER in the ordinary course of business;

                           (k)      Except as expressly assumed by BUYER
pursuant to Section 1.6(a), Section 1.6(d) or Section 1.6(e) hereof, any obligations and liabilities for refunds, advertising, coupons, freestanding inserts, adjustments, allowances, repairs, exchanges and returns relating exclusively to any Product to the extent such obligations and liabilities relate to offers issued or commitments made on or before the Closing Date;

                           (l)      Any liabilities or obligations relating to
any legal action, suit, arbitration, charge, investigation, proceeding or claim arising out of or in connection with SELLER'S conduct of the Business or any other act or omission of SELLER or SELLER'S officers, directors, employees, consultants, agents or advisors;

                           (m)      Any liabilities or obligations arising out
of or in connection with any act, omission or circumstance comprising a breach of the Contracts occurring prior to the Closing regardless of when any such liability or obligation is asserted;

                           (n)      Any liabilities or obligations (i) arising
by reason of any violation or alleged violation of any federal, state, local or foreign law, rule, ordinance or regulation or any other requirement of any governmental authority, including, without limitation, any failure to obtain any relevant governmental permit, license, consent or other authorization, (ii) except as specifically provided in Section 1.6, arising by reason of any breach or alleged breach by SELLER of any agreement, contract, lease, license, commitment, instrument, judgment, order or decree, or (iii) relating to the environment or any hazardous, toxic or chemical substances, including but not limited to those defined as "toxic" or "hazardous" under any environmental


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law, with respect to events, acts, omissions or circumstances existing or occurring prior to Closing;

                           (o)      Any liabilities or obligations relating to
the Business or to acts, circumstances or omissions existing or occurring prior to the Closing, except to the extent specifically described in and expressly assumed by BUYER in Section 1.6(c), (d), (e) and (f); and

                           (p)      Any other liabilities or obligations not
expressly assumed by BUYER pursuant to Section 1.6 above.

                  For purposes of this Section 1.7, "SELLER" shall be deemed to include all Affiliates of SELLER. SELLER hereby acknowledges and agrees that it is retaining the Excluded Liabilities and SELLER shall pay, discharge and perform all such liabilities and obligations.

                                    ARTICLE 2

                                     CLOSING

                  2.1 CLOSING. The closing (the "Closing") of the purchase and sale of the Assets and of the transactions contemplated by this Agreement shall be held at the offices of Potter Anderson & Corroon LLP, Hercules Plaza, 1313 N. Market Street, Wilmington, Delaware 19801. The parties agree to use their reasonable best efforts to cause a pre-closing to occur on September 13, 2000 and to cause the Closing to occur at 10:00 a.m. on September 15, 2000, following satisfaction or waiver of the conditions to Closing set forth in Sections 2.4 and 2.5 hereof, or on such other date as the parties may agree. The parties agree to use their reasonable best efforts to cause the Closing on or before September 30, 2000. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date."

                           (a)      At the Closing, BUYER or Kao shall deliver
to SELLER (i) by wire transfer to SELLER'S bank account, per SELLER'S wire transfer instructions, to be provided to BUYER no later than two (2) business days prior to the Closing Date, immediately available funds in an amount equal to the Purchase Price and (ii) the following documents (collectively, "BUYER'S Closing Documents):


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                    (i)    the Instrument of Assignment and Assumption;
                    (ii)   the Assignment of Patent License Agreement;
                    (iii)  the Assignment of Technology License Agreement;
                    (iv)   the Assignment of Patents;
                    (v) the Assignment and Assumption of the Manufacturing Agreement;
                    (vi)   the Transition Services Agreement;
                    (vii)  the Instrument of Assumption;
                    (viii) the Trademark Purchase Agreement; and
                    (ix) such other instruments of assumption in form and substance reasonably satisfactory to SELLER and its counsel evidencing and effecting the assumption by BUYER of the Assumed Liabilities as SELLER may reasonably request.

          (b) At the Closing, SELLER shall deliver or cause to be delivered to BUYER or to BUYER's designee or designees, as BUYER may request, the following documents (collectively, "SELLER'S Closing Documents"):

                    (i)    the Instrument of Assignment and Assumption;
                    (ii)   the Assignment of Patent License Agreement;
                    (iii)  the Assignment of Technology License Agreement;
                    (iv)   the Assignment of Patents;
                    (v) the Assignment and Assumption of the Manufacturing Agreement;
                    (vi)   the Transition Services Agreement;
                    (vii)  the Bill of Sale and Assignment;
                    (viii) the Trademark Purchase Agreement; and
                    (ix) such other appropriately executed instruments of sale, assignment, transfer and conveyance in form and substance reasonably satisfactory to BUYER and its counsel evidencing and effecting the sale and transfer to BUYER or its designee or designees of the Assets as BUYER may reasonably request.

          (c) The payment to SELLER by Kao of funds equal to the purchase price for the Trademarks under the Trademark Purchase Agreement (the "Trademark Purchase Price") shall satisfy BUYER'S obligation under Section 2.1(a) above to pay the Purchase Price to SELLER to the extent of the Trademark Purchase Price, and Kao's obligation to pay the Trademark Purchase Price under the Trademark Purchase Agreement shall not constitute an additional obligation of Kao or BUYER.

     2.2 INVENTORY ADJUSTMENT.

          (a) On or prior to the Closing Date, the SELLER and the BUYER shall jointly conduct a physical count of the Inventory as of the Closing Date and the BUYER shall make or cause to be made a calculation of the Inventory value as of the Closing Date (the


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"Calculation") in accordance with the accounting policies attached hereto as
SCHEDULE 2.2, which policies shall be consistent with the policies utilized by SELLER for determining the value of Inventory reported in SELLER'S May 31, 2000 financial statements provided to BUYER. Notwithstanding such consistency, to the extent that the Calculation reflects any values for the following items, such values shall be excluded or reduced as follows: (i) the Calculation shall be reduced by the value of (a) Inventory that is adulterated or is otherwise not of good and merchantable quality, and (b) all finished goods Inventory that has a shelf-life expiration date of less than twelve (12) months (or, in the case of BAN clear roll-on, six (6) months) from the Closing Date, in each case net of any reserves for such items included in the Calculation; and (ii) the Calculation shall be reduced by 50% of the value of any Inventory that exceeds a twelve (12) month supply (as measured on the basis of sales for the six (6) month period preceding the Closing Date, other than BAN Naturals, which shall be measured on the basis of projected sales for the period June 1, 2000 through November 30, 2000 as set forth on Schedule 2.2), to the extent of such excess, but in no event shall the Calculation include an amount greater than 50% of the standard cost for such excess items. For purposes of the Calculation, all "twin-pack" or similarly packaged items shall be treated as separate stock items. The BUYER shall also provide SELLER with copies of the Calculation and all work papers associated therewith within fifteen (15) days after the Closing Date.

          (b) SELLER shall have a period of thirty (30) days in which to review the Calculation and the work papers associated therewith provided by the BUYER. If the SELLER disagrees with all or any part of the Calculation, the SELLER shall have the right to notify BUYER in writing of such disagreement and SELLER'S reasons for so disagreeing, in which case the SELLER and the BUYER shall attempt to resolve the disagreement. If within fifteen (15) days after receipt by BUYER of such notice, the SELLER and the BUYER are unable to resolve the differences, if any, arising as a result of the Calculation, they or either of them shall submit a statement of all unresolved differences together with copies of the Calculation to Ernst & Young LLP or such other independent accounting firm as shall be mutually agreed (the "Accountants") for a binding and nonappealable determination to be rendered within thirty (30) days after such submission. All fees and expenses of the Accountants incurred in this capacity shall be billed to and shared equally by the SELLER and the BUYER.

          (c) If the Calculation reflects an Inventory value that is either less than or in excess of $5,507,252, the Purchase Price will be reduced or increased dollar-for-dollar, as the case may be, by the amount of such difference, and the BUYER will pay the amount of any such increase to the SELLER or the SELLER will pay the amount of any such decrease to the BUYER, in immediately available funds, within five business days after the final determination of the Inventory value.

     2.3 EARN OUT. In addition to the Purchase Price paid at Closing and any Inventory Adjustment, SELLER shall also be entitled to receive from BUYER an additional payment (the "Earn-Out Payment") on the following terms and conditions:

          (a) If the Net Sales by BUYER and any of its Affiliates of the Products in the countries in which the Products are sold as of the Closing Date, or in which the Products have been presented for possible sale and which are listed on SCHEDULE 2.3(a), as determined by

BUYER in accordance with its standard accounting procedures, which are described on SCHEDULE 2.3(b), exceeds any of the levels set forth on SCHEDULE 2.3(b) (the "Sales Levels") for each of the calendar years ended December 31, 2001 and 2002 (the "Earn-Out Periods"), BUYER will make an Earn-Out Payment for the respective year based upon the Sales Level achieved in that year calculated as provided in
SCHEDULE 2.3(b). BUYER shall prepare or cause its regular outside accountants to prepare a statement of Net Sales for each such calendar year (the "Annual Statement") together with a calculation of the Earn-Out Payment for such year, which statement and calculation shall be delivered to SELLER within forty-five
(45) days following the end of each applicable calendar year. In addition to the foregoing, BUYER shall provide to SELLER, within forty-five (45) days following the end of each quarterly period during the Earn-Out Periods (excluding, however the last quarter of such calendar year), a statement of Net Sales for such quarterly period prepared from BUYER'S books and records in its customary manner. Such quarterly statements shall be provided for SELLER'S information only, and shall not bind BUYER or its accountants in their preparation of the Annual Statements and their calculation of the Earn-Out Payment. SELLER or its representatives shall have the right to inspect the books and records of BUYER, at BUYER'S principal office, upon reasonable notice and at a mutually convenient time, as SELLER may reasonably require in order to verify the accuracy of any such statements delivered by BUYER.

          (b) SELLER shall have thirty (30) days to review the Annual Statement (as well as the accountants' work papers related thereto) and calculation and to object thereto in writing; provided, however, that such objection may only go to whether the calculation was carried out in conformity with BUYER'S standard procedures, and may not go to the validity of such procedures. If the parties are unable to resolve SELLER'S objections to the Annual Statement and calculation within fifteen (15) days after SELLER submits such objections to BUYER, they or either of them shall submit a statement of unresolved differences together with a proposed calculation of the Earn-Out Payments to the Accountants for a binding and nonappealable determination to be rendered within thirty (30) days after such submission. All fees and expenses of the Accountants incurred in such capacity shall be billed to and shared equally by the SELLER and the BUYER.

          (c) In no event shall the Earn-Out Payment exceed (i) $4,000,000 for any calendar year, or (ii) $6,500,000 in total.

     2.4 BUYER'S CONDITIONS TO CLOSING. The obligation of BUYER to purchase and pay for the Assets and to assume the Assumed Liabilities is subject to the satisfaction (or waiver by BUYER) as of the Closing of the following conditions:

          (a) (i) The representations and warranties of SELLER made in Article 3 of this Agreement shall be true and correct in all material respects on and as of the Closing Date, as though made on and as of the Closing Date, except for representations that are themselves qualified by a materiality standard, which shall be true and correct in all respects; (ii) SELLER shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by SELLER by the time of the Closing; and (iii) SELLER shall have delivered to BUYER a certificate dated the Closing Date and signed by an authorized officer of SELLER confirming the foregoing.

          (b) No suit, action or other proceeding, or injunction, order, decree or judgment relating thereto shall be threatened or pending before any court or government or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby, or that would reasonably be expected to have a material adverse effect on the business, financial condition, operating results, assets or operation of the Business taken as a whole.

          (c) SELLER shall have, with respect to the Contracts identified by an asterisk in SCHEDULE 1.4(c), obtained and delivered to SELLER all third party consents and approvals that are required to effect a valid assignment thereof to BUYER without causing a breach of or default under, a termination or modification of, or acceleration of any of the terms of such Contracts.

          (d) The required waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976 (the "HSR Act") or any foreign laws relating to competition shall have expired or been terminated.

          (e) SELLER shall have executed and delivered to BUYER SELLER'S Closing Documents.

          (f) (i) BMS shall have consented in writing to the assignment of all of Chattem's rights under the Manufacturing Agreement dated as of March 24, 1998 by and between BMS and Chattem, as amended (the "Manufacturing Agreement"), in accordance with the terms of the Assignment and Assumption of the Manufacturing Agreement.

              (ii) SELLER shall have executed and delivered to BUYER an assignment of the Manufacturing and Supply Agreement dated as of August 23, 2000 between SELLER and LEK (the "LEK Agreement") and LEK shall have consented to such assignment in writing.

          (g) The security interest in any of the Assets held by Bank of America, or any other party shall be released effective as of the Closing.

     2.5 SELLER'S CONDITIONS TO CLOSING. The obligation of SELLER to sell and deliver or cause to be sold and delivered the Assets to BUYER is subject to the satisfaction (or waiver by SELLER) as of the Closing of the following conditions:

          (a) (i) The representations and warranties of BUYER made in Article 4 of this Agreement shall be true and correct in all material respects, on and as of the Closing, as though made on and as of the Closing Date, except for representations that are themselves qualified by a materiality standard which shall be true and correct in all respects; (ii) BUYER shall have performed or complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by BUYER by the time of the Closing; and (iii) BUYER shall have delivered to SELLER a certificate dated the Closing Date and signed by a duly authorized officer of BUYER confirming the foregoing.

          (b) No suit, action or other proceeding, or injunction, order, decree or judgment relating thereto shall be threatened or pending before any court or government or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain material damages or other material relief in connection with the transactions contemplated hereby, or that would reasonably be expected to have a material adverse effect on the business, financial condition, operating results, assets or operation of the Business taken as a whole.

          (c) The required waiting period under the HSR Act or any foreign laws relating to competition shall have expired or been terminated.

          (d) BUYER shall have executed and delivered to SELLER BUYER'S Closing Documents.

          (e) BUYER shall have assumed the obligations of SELLER under the LEK Agreement to the extent relating solely to performance thereunder due by SELLER after the Closing Date.

          (f) Kao shall have delivered to SELLER the Letter Agreement in the form attached hereto as Exhibit J.


                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Chattem and Signal hereby jointly and severally represent and warrant to BUYER as follows:

     3.1 SELLER'S AUTHORITY: NO CONFLICTS.

          (a) Chattem is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. Signal is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Chattem and Signal has all requisite corporate power and authority to enter into this Agreement and each of SELLER'S Closing Documents and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by each of Chattem and Signal to authorize the execution, delivery and performance of this Agreement and each of SELLER'S Closing Documents and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been, and each of SELLER'S Closing Documents will be, duly executed and delivered by each of Chattem and Signal and constitutes or will constitute, as the case may be, the valid and binding obligation of each of them, enforceable against each of Chattem and Signal in accordance with their respective terms, except as enforcement hereof or thereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally and by general equitable principles.

          (b) The execution and delivery of this Agreement and each of SELLER'S Closing Documents and the consummation of the transactions contemplated hereby and thereby will not result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or require any authorization or approval under (i) the Certificate of Incorporation or Bylaws of either SELLER, (ii) any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which SELLER is a party or by which any of its properties or assets are bound or
(iii) any judgment, order or decree or any statute, either law, ordinance, rule or regulation applicable to the Business or the Assets, other than (A), compliance with and filings under the HSR Act and if required, any applicable foreign laws, (B) those that may be required solely by reason of BUYER's (as opposed to any other party's) participation in the transactions contemplated hereby and (C) those that require the consent of another party, to the extent such consent has not been obtained. Without limiting the generality of the foregoing, except for BUYER's rights hereunder, there are no agreements, options, commitments or rights with, of, or to any person or entity to purchase or otherwise acquire the Assets or any interest therein, except for those agreements for sale by SELLER of Inventory or other goods entered into in the ordinary course of business consistent with past practice.

          (c) There are no (i) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against SELLER that would or could prevent, or otherwise materially adversely affect the ability of SELLER to consummate, the transactions contemplated hereby and to perform its obligations hereunder or (ii) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the best knowledge of SELLER, threatened against SELLER, that would or could prevent, or otherwise materially adversely affect the ability of SELLER to consummate, the transactions contemplated hereby and to perform its obligations hereunder.

     3.2 FINANCIAL STATEMENTS.

          (a) SCHEDULE 3.2(a) hereto contains the Statement of Net Sales and Product Contribution of the Business for the fiscal years ended November 30, 1998 and November 30, 1999, and for the periods December 1, 1998 through May 31, 1999 and December 1, 1999 through May 31, 2000 (the "Financial Statements"). The Financial Statements have been prepared in accordance with SELLER'S accounting policies applied on a consistent basis, are in accordance with GAAP and fairly present, in all material respects, the Net Sales and Product Contribution of the Business for the periods covered thereby; PROVIDED, HOWEVER, that the Financial Statements lack footnotes and other presentation items which would otherwise be required by GAAP and the Financial Statements relating to periods other than the fiscal years ended November 30, 1998 and November 30, 1999 are subject to normal year-end adjustments. The Financial Statements set forth only the net sales and operating expenses attributable to the Products and do not purport to represent all the costs and expenses relating to internal allocations, fixed costs and financing associated with a stand-alone, separate company.

          (b) SCHEDULE 3.2(b) hereto contains the Statement of Net Sales and Product Contribution of the United States operations of the Business for the fiscal years ended November 30, 1998 and November 30, 1999, and for the periods December 1, 1998 through May 31, 1999 and December 1, 1999 through May 31, 2000 (the "U.S. Financial Statements"). The U.S. Financial Statements have been prepared in accordance with SELLER'S accounting policies applied on a consistent basis, are in accordance with GAAP and fairly present, in all material respects, the Net Sales and Product Contribution of the United States operations of the Business for the periods covered thereby; PROVIDED, HOWEVER, that the U.S. Financial Statements lack footnotes and other presentation items which would otherwise be required by GAAP and the U.S. Financial Statements relating to periods other than the fiscal years ended November 30, 1998 and November 30, 1999 are subject to normal year-end adjustments. The U.S. Financial Statements set forth only the net sales and operating expenses attributable to the Products and do not purport to represent all the costs and expenses relating to internal allocations, fixed costs and financing associated with a stand-alone, separate company.

     3.3 TITLE TO TANGIBLE ASSETS.

          (a) The Equipment listing on SCHEDULE 1.4(b) has been derived from and is consistent with the SELLER'S most recent fixed asset registers, which have been properly maintained in the ordinary course of business, and constitutes all of SELLER'S equipment utilized to manufacture the Products manufactured by BMS pursuant to the Manufacturing Agreement. The preceding sentence is not intended to limit in any way the representation set forth in Section 3.12, and SELLER has disclosed to BUYER all information concerning the additional equipment that is used by BMS to manufacture Products but is not owned by SELLER. SELLER has good and marketable title to the Equipment and to the Inventory ("Tangible Assets") included in the Assets, free and clear of all liens and encumbrances.

          (b) The Equipment is in good operating condition and repair (ordinary wear and tear excepted) and the Tangible Assets are usable in the ordinary course of the Business consistent with past practice.

     3.4 TRADEMARKS.

          (a) Except as disclosed on SCHEDULE 3.4 (a) hereto, SELLER owns and has the unencumbered and unrestricted exclusive right to use, free of all liens, security interests, encumbrances and contractual restrictions, without payment to any other party, the Trademarks (including the goodwill associated therewith).

          (b) SCHEDULE 1.4(e) hereto sets forth a complete and accurate list of trademarks and trademark applications which are used or held for use in the Business and indicating where such trademarks are registered or are pending registration. Such registrations, trademarks and pending trademark applications are in SELLER'S name or are in the process of being recorded in SELLER'S name or, as indicated on SCHEDULE 1.4(e), SELLER has a valid and subsisting royalty free license under the Consent to Use and Register Agreement with respect thereto. The registrations, trademarks and pending trademark applications in the countries listed on SCHEDULE 3.4(b) are currently in use and are in full force and effect. None of the Trademarks has, to SELLER'S knowledge, been challenged on the grounds of non-use or otherwise. Except as set forth on SCHEDULE 3.4(b), the scope and class of goods covered by the Trademarks as set forth on SCHEDULE 1.4(e) includes anti-perspirants and deodorants.

          (c) (i) To SELLER'S knowledge, the Trademarks as currently used in the Business do not infringe on the trademark rights of any third party; (ii) equitable and legal title to the Trademarks and such registrations and pending applications are in the name of SELLER or are being recorded in the name of the SELLER; and (iii) to SELLER'S knowledge, except as set forth in SCHEDULE 3.4(c), the transfer of the Trademarks and such registrations and pending applications to BUYER does not violate the rights of any third party.

          (d) No third party has any right to receive from SELLER any royalty, nor are there any other licenses to which SELLER is a party, either royalty-bearing or royalty-free, with respect to the Trademarks, except as contemplated in the Consent to Use and Register Agreement.

          (e) Except as set forth on SCHEDULE 3.4(e), SELLER is not a party to any agreement with any third party limiting or restricting SELLER'S right to use or register the Trademarks, except for the Consent to Use and Register Agreement.

          (f) Except as set forth in SCHEDULE 3.4(f), there are no claims, government investigations, litigation or similar proceedings (other than current prosecution proceedings for any trademark application) pending, asserted or to SELLER'S knowledge threatened against SELLER or any licensee of SELLER with respect to the Trademarks, including, without limitation, any proceedings to cancel any Trademarks or to challenge the validity of any Trademarks.

          (g) Except as set forth in SCHEDULE 3.4(g), the transactions contemplated in this Agreement will have no material adverse effect on the right, title and interest in and to the Trademarks to be transferred to BUYER.

          (h) SELLER has disclosed to BUYER all of its material records with respect to the Trademarks relating to the Products.

          (i) SELLER has not taken any steps to limit the scope of any Trademark registration or Trademark application, or offered any disclaimer or restriction in regard thereto, and SELLER agrees not to take any of the foregoing actions between the date of this Agreement and the Closing Date.

     3.5 PATENTS AND TECHNICAL INFORMATION .

          (a) Except as set forth on SCHEDULE 3.5(a), SELLER owns or (where indicated on SCHEDULE 1.4(f)) has a valid and subsisting royalty free license under the patent registrations and patent applications listed on SCHEDULE 1.4(f) hereto free and clear of all liens, licenses, security interests, encumbrances and other restrictions. There are no claims, government investigations, litigation or similar proceedings pending, asserted or to SELLER'S knowledge, threatened against SELLER with respect to the validity, enforceability, use or ownership of the Patents. To SELLER'S knowledge, there is no infringement or misappropriation by, or conflict with any third party with respect to, the Patents (including, without limitation, any demand or request that SELLER license any rights from a third party).

          (b) The Patents include all of the rights or licenses with respect to patents that are used in connection with the Products. The issued patents listed on SCHEDULE 1.4(f) together with the claims presented in the pending patent application identified on SCHEDULE 1.4(f), if issued as currently pending, are SELLER'S only patents and patent applications that embrace the Products.

          (c) To SELLER'S knowledge, making, using or selling Products in the conduct of the Business does not infringe any patent or right owned by a third party.

          (d) To the SELLER'S knowledge, use of the Technical Information in connection with the Business does not infringe the patent rights or other rights of any third party, except for the liens of Bank of America that will be released on or prior to Closing, and SELLER has the unencumbered right to use the Technical Information and to transfer same to BUYER.

          (e) The transactions contemplated by this Agreement will have no material adverse effect on the right, title and interest in and to the Patents and the Technical Information to be transferred to BUYER.

     3.6 CONTRACTS.

          (a) Except as disclosed on SCHEDULE 3.6 hereto, each Contract is a valid and binding obligation of SELLER and is in full force and effect. Except as disclosed on SCHEDULE 3.6 hereto, SELLER has performed all obligations required to be performed by it to date under the Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder. Except as disclosed on SCHEDULE 3.6, to the knowledge of SELLER, each other party to each of the Contracts is in compliance with such Contracts. The Contracts and the Purchase Orders constitute all of the contracts that relate exclusively or primarily to the Business.

          (b) Without limiting the generality or effect of the foregoing,
SCHEDULE 1.4 (c) lists each contract to which SELLER is a party in connection with the Business or by which any of the Assets are bound that is of a type described below:

               (i) Any contract granting to any person a first-refusal, first-offer or other right to purchase or acquire any of the Assets;

               (ii) Any license or royalty contract, or other contract with respect to the Trademarks, the Technical Information and the Copyrights, which pursuant to the terms thereof requires future payments to or by SELLER;

               (iii) Any contract with any manufacturer's representative or other sales agent or relating to distribution or commission arrangements which is not terminable without penalty on thirty (30) days' or less prior notice;

               (iv) Any contract with respect to a joint venture or partnership arrangement;

               (v) Any contract granting a power of attorney other than powers of attorney granted pursuant to customs forms executed by SELLER in the ordinary course of the conduct of the Business;

               (vi) Any contract with respect to letters of credit, surety or other bonds or pursuant to which any assets or properties of SELLER are, or are to be, subjected to a lien;

               (vii) Any confidentiality contract or contract limiting or restricting the ability of SELLER to enter into or engage in any market or line of business in or related to the Business;

               (viii) Any contract that (1) involves aggregate future payment by or to SELLER in excess of $10,000, other than a purchase or sales order or other contract entered into in the ordinary course of the conduct of the Business and not exceeding in each case $100,000, (2) is reasonably likely to result in a material adverse effect on the Business or the Assets, (3) is entered into with any affiliate of SELLER, (4) is outside the ordinary course of the Business consistent with past practice, or (5) is otherwise material to the extent relating to the conduct of any of the Business or the operation or use of the Assets.

     3.7 LITIGATION: PROCEEDINGS.

          (a) SCHEDULE 3.7 hereto sets forth a list, as of the date of this Agreement, of all pending or, to SELLER'S knowledge, threatened judicial, regulatory or administrative proceedings outstanding against or relating to the Business or the use or ownership of the Assets and which (i) involve a claim or claims against either entity comprising SELLER of, or that involve an unspecified amount which could reasonably be expected to result collectively in liability or loss of, more than $10,000 individually, or $100,000 in the aggregate, or (ii) seek any material injunctive relief that could reasonably be expected to have an adverse effect on the ability of either entity comprising SELLER to consummate the transactions hereby. SELLER is not in default with respect to any judicial, regulatory or administrative order to the extent applicable to the Business or the ownership or use of the Assets.

          (b) SELLER has disclosed to BUYER all material information concerning the action instituted by BMS and succeeded to by SELLER seeking to annul certain trademark registrations secured by Brasden Industrio E Comercio DeEscova LTDA (the "Brazil Litigation"). Until the Closing, SELLER agrees to diligently defend the appeal thereof, at SELLER'S sole expense, and agrees not to settle or compromise such claim without obtaining BUYER'S prior written consent, which will not be unreasonably withheld or delayed. Until the Closing, SELLER will keep BUYER informed on a timely basis of the progress of such appeal, and will at all times act pursuant to, and under BUYER's direction in connection with such appeal, and any proceedings in relation thereto.

          (c) SELLER has disclosed to BUYER all material information in SELLER'S possession relating to the disputes between BMS and a German cosmetic firm relating to the use by BMS of the "BAN" Trademark in certain jurisdictions in view of such firm's "BAC' mark. The foregoing disputes have not resulted in any contractual limitations on SELLER'S right to use any of the Trademarks in any jurisdiction.

     3.8 ABSENCE OF CHANGES OR EVENTS. Except as set forth on SCHEDULE 3.8, since May 31, 2000, there has not been any change in the Business that has had a material adverse effect on the Business or the Assets. To SELLER'S knowledge, except as set forth on SCHEDULE 3.8, there are no facts or circumstances that will or would result in such a material adverse effect. Except as contemplated by this Agreement, since May 31, 2000, SELLER has caused the Business to be conducted in the ordinary course consistent with past practice.

     3.9 COMPLIANCE WITH APPLICABLE LAWS. Except as set forth on SCHEDULE 3.9 hereto, the Business has been conducted in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any governmental authority or instrumentality, to the extent applicable to the Business or the ownership or use of the Assets. SELLER holds and is in compliance in all material respects with all permits, licenses, certificates, accreditations, product registrations and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of the Business that are material to the conduct of the Business or the ownership or use of the Assets.

     3.10 BROKERS. There is no broker or other person who would have any valid claim against BUYER for a fee, commission or brokerage in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by SELLER. SELLER shall be solely responsible for all fees and expenses of any broker, finder or other person engaged by or on behalf of it or otherwise claiming through it in connection with the transactions contemplated by this Agreement; provided that each party shall be responsible for payment of any fees and expenses due to Lehman Brothers by virtue of any agreement such party has with Lehman Brothers.

     3.11 INVENTORY. The Inventory is of a quantity and quality usable and saleable in the ordinary course of business consistent with past practice, is not obsolete or damaged and is merchantable and fit for its intended purpose; provided that BUYER shall not have any claim against SELLER for breach of the representations and warranties contained in this sentence to the extent that any such Inventory is excluded from or deducted from the Calculation. Such Inventory is being actively marketed in normal commercial channels and in normal commercial quantities consistent with SELLER'S past practice. There have been no product recalls, withdrawals or seizures with respect to the Products. The finished goods Inventory held for sale in the United States has been manufactured in accordance with applicable good manufacturing practices as defined by the United States Federal Food, Drug and Cosmetic Act, as amended (the "FDA Act"). None of the Inventory is adulterated or misbranded within the meaning of the FDA Act, or the rules and regulations promulgated thereunder.

     3.12 COMPLETENESS OF ASSETS. The Assets include all of the equipment, intellectual property, and other assets, either tangible or intangible, necessary for BUYER to conduct the Business, in the same manner as presently conducted by SELLER.

     3.13 ENVIRONMENTAL MATTERS. In connection with the ownership and operation of the Business and the Assets, there are no pending, nor has SELLER received any written notice of, claims, investigations, suits or proceedings arising out of or related to (a) property damage, natural resource damage, response costs imposed under the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") (42 U.S.C. 9601 et seq., as amended) or analogous laws, or personal injury as a result of any environmental pollution, or (b) any non-compliance with any of the foregoing, any administrative or judicial judgment or orders, or any federal, foreign, state or local laws, statutes or regulations related to air quality, water quality, solid waste management including solid waste disposal, hazardous or toxic substances or protection of health or the environment including but not limited to CERCLA, the Clean Air Act (42 U.S.C. 7401 et seq., as amended), the Toxic Substances Control Act (1 5 U.S.C. 2601 et seq., as amended), and any similar state, foreign, or local rules and regulations (collectively, "Environmental Laws"). To SELLER'S knowledge, BMS, LEK and any other third-party manufacturers of Products, have complied with all applicable Environmental Laws in connection with their handling of Inventory and production of Products.

     3.14 TAXES. All Tax Returns that are required to be filed on or before the Closing Date by SELLER or any other corporation, partnership or other legal entity controlled by, or controlling, directly or indirectly, SELLER (the "Other SELLER Entities") relating to Taxes on the Business or the Assets that could become the responsibility of BUYER or that could result in any lien or claim against the Business or the Assets ("Business Taxes") have been or will be duly filed on a timely basis under the laws of each applicable jurisdiction. All such Tax Returns were or will be when filed complete and accurate in all material respects. All Business Taxes owed by SELLER or any Other SELLER Entity have been timely paid, whether or not such Business Taxes are disputed. All Business Taxes not due by the Closing Date but properly accruable on or before the Closing Date or allocable to a period ending on or before the Closing Date or to a portion of a period beginning before and ending after the Closing Date will be paid by SELLER on a timely basis.

     3.15 CUSTOMERS AND SUPPLIERS. Except as described on SCHEDULE 3.15, since January 27, 2000, to SELLER'S knowledge there has not been any material adverse change in the business relationship of the SELLER with any of the 15 largest customers of the Business based on sales volume for the last two years or with any of the 15 largest suppliers of the Business based on purchases for the last two years. SELLER has previously furnished to the BUYER true and correct copies of the forms of contracts used by the SELLER in connection with the sale of Products. Except pursuant to promotional activities in the ordinary course of business, SELLER has not sold any such product pursuant to any other form of contract, or under any material amendment or modification to any such form, since January 27, 2000.

     3.16 PRODUCTS. Except as described on SCHEDULE 3.16, with respect to each of the Products, there is not and has not been since May 31, 2000 (a) any defect in any manufacturing process used in connection with the manufacturing thereof, (b) any breach by the SELLER of express or implied warranties of merchantability or fitness for any purpose or use, or (c) any failure by the SELLER to comply with any applicable law relating to product specifications, or any product specification provided to or requested or required by any customer of the Business, except any of the foregoing which have been cured and with respect to which the BUYER will not have any liability.

     3.17 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Agreement and the certificate to be delivered pursuant to Section 2.4(a), neither SELLER nor any of its agents, Affiliates or representatives, nor any other person, makes or shall be deemed to make any representation or warranty to BUYER, express or implied.

     3.18 NO OWNERSHIP. SELLER owns no real estate or any stock or equity interest in any Person in each case related exclusively or primarily to the Business or the Assets.


                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

BUYER hereby represents and warrants to SELLER as follows:

     4.1 AUTHORITY: NO CONFLICTS; GOVERNMENTAL CONSENTS.

          (a) BUYER is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. BUYER has all requisite corporate power and authority to enter into this Agreement and each of the BUYER'S Closing Documents and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by BUYER to authorize the execution, delivery and performance of this Agreement and each of the BUYER'S Closing Documents and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been, and each of the BUYER'S Closing Documents will be, duly executed and delivered by BUYER and constitutes, or will constitute, as the case may be, the valid and binding obligation of BUYER, enforceable against BUYER in accordance with its terms, except as enforcement hereof or thereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally and by general equitable principles.

          (b) The execution and delivery of this Agreement and each of the BUYER'S Closing Documents, and the consummation of the transactions contemplated hereby and thereby, will not result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, (i) the Certificate of Incorporation or By-laws of BUYER, (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which BUYER is a party or by which any of its properties or assets are bound, or (iii) any judgment, order, or decree, or any statute, law, ordinance, rule or regulation applicable to BUYER or its property or assets, except for violations, terminations, cancellations, accelerations, authorizations or approvals as are not reasonably expected to impact the BUYER's ability to consummate the transactions hereunder. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by or with respect to BUYER or its Affiliates in connection with the execution and delivery of this Agreement and each of the BUYER's Closing Documents or the consummation by BUYER of the transactions contemplated hereby and thereby other than (A) compliance with and filings under the HSR Act and, if applicable, any comparable foreign laws and (B) those that may be required solely by reason of SELLER'S (as opposed to any other party's) participation in the transactions contemplated hereby and thereby.

     4.2 ACTIONS AND PROCEEDINGS. ETC. There are no (a) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against BUYER that would or could prevent, or otherwise materially adversely affect the ability of BUYER to consummate, the transactions contemplated hereby and to perform its obligations hereunder or (b) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the best knowledge of BUYER, threatened against BUYER, that would or could prevent, or otherwise materially adversely affect the ability of BUYER to consummate, the transactions contemplated hereby and to perform its obligations hereunder.

     4.3 AVAILABILITY OF FUNDS. BUYER and its Affiliate have available cash or existing borrowing facilities that together are sufficient to enable it to consummate the transactions contemplated by this Agreement.

     4.4 BROKERS. There is no broker or other person who would have any valid claim against SELLER for a fee, commission or brokerage in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by BUYER. BUYER shall be solely responsible for all fees and expenses of any broker, finder or other person engaged by or on behalf of it or otherwise claiming through it in connection with the transactions contemplated by this Agreement; provided that each party shall be responsible for payment of any fees and expenses due to Lehman Brothers by virtue of any agreement such party has with Lehman Brothers..

     4.5 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Agreement and the certificate to be delivered pursuant to Section 2.5(a), neither BUYER nor any of its agents, Affiliates or representatives, nor any other person, makes or shall be deemed to make any representation or warranty to SELLER, express or implied.

                                    ARTICLE 5

                               COVENANTS OF SELLER

SELLER covenants and agrees as follows:

     5.1 ACCESS. Prior to the Closing, SELLER will grant to BUYER or cause to be granted to BUYER and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of SELLER relating exclusively or primarily to the Business; PROVIDED, that such access does not unreasonably interfere with the normal operations of SELLER or the Business.

     5.2 ORDINARY CONDUCT OF THE BUSINESS. Except as expressly permitted by the terms of this Agreement, from the date hereof to the Closing, SELLER will cause the Business to be conducted in the ordinary course consistent with past practice. Without limiting the foregoing, except as expressly provided in this Agreement, SELLER shall not, without the prior written consent of BUYER:

          (a) Sell or otherwise dispose of or abandon any of the Assets except for sales of Inventory in the ordinary course of the Business and consistent with past practice and except for sales or dispositions of equipment, supplies and fixed assets having a fair market value not in excess of $10,000 individually or $100,000 in the aggregate that do not materially affect the conduct of or ability to conduct the Business;

          (b) Amend or terminate any Contract or take any other action that would permit the termination thereof or the loss of benefits to the Business therefrom, except in the ordinary course of the Business consistent with past practice, and subject to the approval of BUYER, which approval shall not be unreasonably withheld or delayed;

          (c) Mortgage, pledge or grant any security interest in any of the Assets in connection with the borrowing of money or for the deferred purchase of any property; or otherwise permit the imposition of a lien on any of the Assets;

          (d) Make any written change to the terms upon which the Business extends credit to customers, discounts prices or offers other terms or sales incentives or coupons or free-standing inserts other than changes occurring in the ordinary course of the Business consistent with past practice, and subject to the approval of BUYER, which approval shall not be unreasonably withheld or delayed;

          (e) Terminate or modify any governmental license, permit or other authorization relating to the Business, other than in the ordinary course of the Business consistent with past practice;

          (f) Engage in any promotional sale or discount or other activity with customers that is not consistent in nature and timing with past practices as contemplated in the promotional activity calendar for the Products set forth as
SCHEDULE 5.2 hereto, which has or would reasonably be expected to have the effect of changing the period in which sales would otherwise be expected to occur;

          (g) Enter into or become subject to any new material contract, agreement or commitment relating to the Business;

          (h) Take steps to limit any claim in any pending application listed on
SCHEDULE 1.4(f), or reissue, reexamine, abandon or fail to maintain any patent listed on SCHEDULE 1.4(f) or disclaim any claim of any patent or application listed on SCHEDULE 1.4(f);

          (i) enter into any new or amended agreement with any third party manufacturer for the manufacture of Products, or with SELLER'S container supplier for any supply agreement inconsistent with SELLER'S present arrangement with such supplier, it being understood that BUYER will have the opportunity to participate in any negotiations, and the right to approve contracts, between SELLER and such third party manufacturers or between SELLER and its container supplier; or

          (j) Agree, whether in writing or otherwise, to do any of the foregoing.

     5.3 CONFIDENTIALITY. SELLER agrees that, after the Closing Date, SELLER shall, and shall cause its directors, officers, employees, advisors and Affiliates to, keep the Information (as defined below) confidential for a period of ten (10) years from the Closing Date, except that any Information required by law or legal or administrative process to be disclosed may be disclosed consistent with the provisions of this Section 5.3. For purposes hereof, the term "Information" means all proprietary information relating exclusively or primarily to the Business, the Assets and the Assumed Liabilities, other than any such information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 5.3, or is developed after the Closing Date independently by SELLER or is obtained from third parties without breach by such third parties of any confidentiality obligation. The foregoing covenant shall not prevent SELLER from disclosing information as required by law or in response to the order of a court or other governmental authority, provided that SELLER promptly notifies BUYER prior to such disclosure in a manner that permits BUYER to timely challenge such order or obtain a protective order.

     5.4 DELIVERY. Notwithstanding anything contained in this Agreement to the contrary, at the Closing SELLER shall make available to BUYER the formulations, specifications and processing instructions and other Technical Information corresponding to each Product.

     5.5 COVENANT NOT TO COMPETE.

          (a) For a period of five (5) years after the Closing Date, SELLER shall not, and shall cause its Affiliates not to directly or indirectly engage in the manufacturing, sale, distribution or marketing of deodorants or anti-perspirant products intended for retail distribution channels (the "Restricted Activities") worldwide.

          (b) Notwithstanding the foregoing, SELLER shall not be prohibited from:

               (i) owning in the aggregate and solely for investment purposes not in excess of five percent (5%) of the publicly traded stock of a corporation trading on a national securities exchange or in the national over-the-counter market;

               (ii) consummating the transactions contemplated by this Agreement;

               (iii) acquiring any Person, venture or business which, in the last completed fiscal year of such Person prior to such acquisition, generated less than thirty percent (30%) of its gross revenues from the Restricted Activities, so long as SELLER divests the assets engaged in the Restricted Activities or otherwise ceases the engagement of such assets in the Restricted Activities within 18 months after the consummation of such acquisition; or

               (iv) developing, marketing and selling feminine hygiene products under the GOLD BOND-TM- trademark, provided that such products are not under-arm deodorant or anti-perspirant products.

          (c) BUYER and SELLER acknowledge and agree that the restrictions contained in this Section 5.5 are fair and reasonable and necessary to accomplish the full transfer of the technology and the intangible assets contemplated hereby. If, at the time of enforcement of any provision of this
Section 5.5. a court or other tribunal shall hold that the restrictions therein are unreasonable or unenforceable under circumstances then existing, BUYER and SELLER agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

          (d) BUYER and SELLER agree that in the event of any breach of the provisions of this Section 5.5, money damages would be inadequate and the non-breaching party would have no adequate remedy at law. Accordingly, notwithstanding anything to the contrary contained in this Agreement, BUYER and SELLER agree that the non-breaching party shall have the right, in addition to any other rights, and the obligations under this Section 5.5, to an adequate remedy for such breach not only by an action for damages but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations of the provisions of this Section 5.5.

     5.6 FORWARDING RECEIPTS. The SELLER shall promptly forward or cause to be forwarded to BUYER any and all proceeds from accounts receivable relating to the Business that are received by SELLER after the Closing Date with respect to receivables that arose from sales made after the Closing Date. The SELLER agrees to exercise good faith and to cooperate in the resolution and documentation of any such accounts receivable.

     5.7 OTHER PRE-CLOSING ACTIONS. The SELLER agrees that, during the period from the date hereof to the Closing, it will:

          (a) Maintain, or cause to be maintained, the Equipment in good operating condition and repair, ordinary wear and tear excepted; and

          (b) Take all reasonable actions necessary to register and record the assignment of the Trademarks (including the Trademarks subject to the Consent to Use and Register Agreement) from BMS in all jurisdictions in which SELLER acquired rights to such Trademarks from BMS, and will use its reasonable best efforts to cause BMS to execute documents necessary to evidence the transfer to SELLER (or to the BUYER or its designee) any Trademarks which have not been recorded in the name of SELLER. SELLER agrees to continue such efforts after the Closing if BMS has not completed all such assignments prior to Closing. SELLER further agrees that, specifically, in relation to the registrations for BANN which subsist in the United Kingdom, it will use its reasonable best efforts on a continuing basis, to ensure that these are transferred to BUYER or its designee.

          5.8 INDIAN TRADEMARK. SELLER agrees to use its reasonable best efforts following the Closing to obtain BMS's cooperation in maintaining its application for any of the Trademarks pending in India in a manner and until such time that BUYER or BUYER'S designee is permitted to register such Trademarks without there being an interval of time in which neither BMS nor BUYER or BUYER'S designee has any application for registration for those Trademarks in effect.

                                    ARTICLE 6

                               COVENANTS OF BUYER

     6.1 CONFIDENTIALITY. BUYER acknowledges that all information provided to it by SELLER and its affiliates, agents and representatives is subject to the terms of a confidentiality agreement between BUYER and SELLER dated as of June 16, 2000 (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement will terminate only with respect to information provided to BUYER or its Affiliates that relates exclusively to the Business, the Assets and the Assumed Liabilities; and BUYER acknowledges that any and all information provided to it by SELLER concerning SELLER (other than information relating solely to the Business, the Assets and the Assumed Liabilities) shall remain subject to the terms and conditions of the Confidentiality Agreement for a period of five (5) years after the date of the Closing.

     6.2 ACCOUNTS RECEIVABLE. BUYER shall promptly forward or cause to be forwarded to SELLER any and all proceeds from accounts receivable relating to the Business that are received by BUYER after the Closing Date and that were outstanding as of the Closing Date. BUYER agrees to exercise good faith and to cooperate in the resolution and documentation of any such accounts receivable.

     6.3 PROMOTIONAL EXPENDITURES. BUYER agrees that, after the Closing, BUYER will maintain expenditures for promoting and advertising the Products in the United States for each of the calendar years ending December 31, 2001 and December 31, 2002 at a level not less than twenty-nine percent (29%) of Net Sales of Products for those calendar years, respectively. BUYER shall provide information verifying the level of expenditures for promoting and advertising the Products in the United States together with the Annual Statement provided under Section 2.3(a).

     6.4 CAPITAL EXPENDITURES. BUYER agrees to assume, pay and discharge the budgeted expenditures, or reimburse SELLER for the capital expenditures previously made, as described on SCHEDULE 6.4, within thirty (30) days after receipt of an invoice and supporting documentation from SELLER.

                                    ARTICLE 7

                         MUTUAL COVENANTS OF THE PARTIES

Each of SELLER and BUYER covenants and agrees as follows:

     7.1 COOPERATION. In addition to the specific obligations created by the Transition Services Agreement contemplated by Section 7.6 hereof, BUYER and SELLER shall cooperate with each other and shall cause their officers, employees, agents and representatives to cooperate with each other after the Closing to ensure the orderly transition of the Assets and the Assumed Liabilities to BUYER and to minimize the disruption to the respective businesses of the parties hereto resulting from the transactions contemplated hereby. No party shall be required by this Section 7.1 to take any action that would unreasonably interfere with the conduct of its business.

     7.2 PUBLICITY. SELLER and BUYER agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by a party without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange; provided, however, that the parties acknowledge that each of Chattem and Kao may issue a press release upon execution of this Agreement, drafts of which will be provided to the other party in advance for review and comment. Each party hereby agrees to consider in good faith the comments made with regard to such drafts.

     7.3 ANTITRUST NOTIFICATION, Etc. SELLER and BUYER have filed with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ"), in materially accurate and complete form, the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Each of SELLER and BUYER shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any subsequent filing or submission that is necessary under the HSR Act. SELLER and BUYER shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. Each of SELLER and BUYER will use its reasonable good faith efforts to obtain as promptly as possible any clearance required under the HSR Act for the purchase and sale of the Assets. The BUYER shall not be required to undertake any divestitures of assets of the BUYER or of the Assets acquired hereunder or both to eliminate any legal impediment arising from the antitrust laws of the United States or of any other jurisdiction in order to obtain consent or non-opposition to the transaction from the United States and other relevant jurisdictions.

     7.4 SALES OR TRANSFER TAXES. BUYER and SELLER shall share equally in all sales, use, value-added, business or goods and services, taxes (collectively, "Sales Taxes") and SELLER shall pay all transfer, recording, documentary, registration, conveyancing or similar taxes or expenses that may be imposed as a result of the sale and transfer of the Assets (including, without limitation, any stamp duty or other tax chargeable in respect of any instrument transferring property, any taxes, filing fees or expenses payable in connection with the sale and transfer of the Trademarks, Patents and Copyrights from BMS to SELLER or BUYER, and the registration thereof, but excluding any taxes, filing fees or expenses payable in connection with the sale and transfer from SELLER to BUYER or BUYER's designee of the Trademarks, Patents and Copyrights, and the registration thereof, which shall be paid by BUYER), together with any and all penalties, interest and additions to tax with respect thereto, and SELLER and BUYER shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such tax laws. To the extent practicable and except as otherwise provided in this Agreement, BUYER will make the payment of any Sales Taxes and SELLER, upon receipt from BUYER of reasonable documentation concerning the nature and amount of any Sales Taxes, shall promptly reimburse BUYER for one-half (1/2) of the amount. Each party shall be responsible for its own income taxes, gross receipts taxes, or other taxes based upon income, receipts or revenues.

     7.5 ACCESS TO INFORMATION. After the Closing, upon reasonable notice, BUYER and SELLER agree to furnish or cause to be furnished to each other and to their representatives, employees, counsel and accountants access, during normal business hours, such information (including records pertinent to the Business) and assistance relating to the Business as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any tax returns, reports or forms or the defense of any tax claim or assessment; PROVIDED, however, that such access does not unreasonably disrupt the normal operations of BUYER or SELLER; PROVIDED FURTHER, however, that the party requesting cooperation shall pay the reasonable out-of-pocket costs incurred by the party furnishing cooperation.

     7.6 TRANSITION SERVICES AGREEMENT.

          (a) From and after the Closing, BUYER and SELLER shall provide for the transition of selling, packaging, advertising and marketing of the Products in accordance with the Transition Services Agreement.

          (b) Within fifteen (15) days following the execution by the parties of this Agreement, BUYER'S and SELLER'S transition teams will meet at a location of SELLER'S choosing reasonably acceptable to BUYER for the purpose of discussing matters relating to the transition of the Business from SELLER to BUYER.

     7.7 BULK SALES WAIVER. BUYER and SELLER hereby waive compliance with the terms and conditions of any applicable bulk sales or transfer law or similar laws that may be applicable to the sale or transfer of the Assets. SELLER shall indemnify BUYER for any loss arising from failure to comply with applicable bulk sale or transfer or similar laws.

     7.8 EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated, except as otherwise expressly provided herein.

     7.9 SUPPLEMENTAL DISCLOSURES. SELLER shall have the right from time to time prior to the fifth business day preceding the Closing to supplement or amend the Disclosure Schedules attached hereto with respect to any matter hereafter arising or discovered which if existing or known at the date of this Agreement would have been required to be set forth or described in any such Schedule. Any such supplemental or amended disclosure shall not be taken into account in determining whether or not the conditions set forth in Section 2.4 have been satisfied, but solely for purposes of Article 8 hereof will be deemed to have cured any breach of representation or warranty made in this Agreement and to have been disclosed as of the date of this Agreement.

     7.10 RESPONSIBILITY FOR PROMOTIONAL LIABILITIES AND PRODUCT RETURNS.

          (a) BUYER shall be responsible for and shall pay, indemnify and hold SELLER harmless from and against any Promotional Liabilities.

          (b) BUYER shall be responsible for and shall indemnify and hold harmless SELLER from and against (i) all returns made during the first three months after Closing relating to sales of the Products prior to the Closing up to $625,000 (the "Returns Limit"), and (ii) all returns made following the three month period after the Closing relating to sales of the Products.

          (c) SELLER shall be responsible for and shall pay, indemnify and hold BUYER harmless from and against all returns of Products made during the first three months after the Closing Date in excess of the Returns Limit.

          (d) BUYER hereby agrees to reimburse SELLER, dollar for dollar, in the event that any of SELLER'S customers offset the cost of Products returned by such customer against accounts payable by such customer to SELLER to the extent that such Product returns would be the responsibility of BUYER pursuant to this
Section 7.10. SELLER agrees to provide notice to BUYER of any offset for which SELLER is entitled to be reimbursed by BUYER pursuant to this Section 7.10(d). BUYER shall pay SELLER promptly following receipt of notice of any such offset (together with supporting documentation reasonably acceptable to BUYER) by a customer. SELLER and BUYER shall cooperate to ensure that the customer does not offset such Product returns against both SELLER and BUYER.

          (e) For a period of three months after the Closing Date, BUYER will not initiate or encourage customers of the Business to return Products, except as BUYER deems prudent or necessary due to quality, health or safety reasons or as required by law.

          (f) During the three month period following the Closing Date, BUYER shall advise SELLER in writing on a monthly basis (or weekly basis if returns have exceeded the Returns Limit) of the amount of Product returns received or claimed since the Closing Date.

     7.11 DISPOSITION OF STABILITY SAMPLES. At BUYER'S request, SELLER shall transfer any stability samples of the Products and stability methods to BUYER or Kao, as determined by BUYER. SELLER will permit BUYER access to such samples in order to permit BUYER to determine which samples it will request SELLER to transfer. SELLER may destroy any such samples not transferred to BUYER within six (6) months following the Closing Date. BUYER shall be responsible for the continued maintenance of any transferred samples in accordance with its normal business practices (including its practices with respect to destruction of samples) [which are consistent with BUYER'S good faith interpretation of the requirements of applicable law. BUYER shall afford SELLER reasonable access, during normal business hours, upon prior notice, to the transferred samples maintained by BUYER in connection with any claim relating to the transferred samples for which SELLER may have responsibility].

     7.12 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of the parties hereto will take, or cause to be taken, all action, and do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement including the expending of any amounts required in order to effectuate the same.


                                    ARTICLE 8

                                 INDEMNIFICATION

     8.1 INDEMNIFICATION BY SELLER. SELLER, jointly and severally, shall indemnify BUYER, and its Affiliates, and each of their respective officers, directors, employees and agents and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party ("BUYER's Losses") to the extent arising from:

          (a) any breach of any representation or warranty of SELLER contained in this Agreement or in any certificate, instrument or other document delivered pursuant hereto that survives the Closing;

          (b) any failure of SELLER to deliver good, marketable title to the Assets free and clear of all liens and encumbrances other than liens or encumbrances securing obligations which are Assumed Liabilities, satisfaction of which will remove such liens and encumbrances;

          (c) any breach of any of the covenants or agreements of SELLER contained in this Agreement; or

          (d) the Excluded Liabilities and the Excluded Assets.

     8.2 INDEMNIFICATION BY BUYER. BUYER shall indemnify SELLER and its Affiliates and their respective officers, directors, employees and agents against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party ("SELLER'S Losses") to the extent arising from:

          (a) any breach of any representation or warranty of BUYER contained in this Agreement that survives the Closing or in any certificate, instrument or other document delivered pursuant hereto or in connection herewith that survives the Closing,

          (b) any breach of any of the covenants or agreements of BUYER contained in this Agreement; or

          (c) the Assumed Liabilities.

     8.3 EFFECT OF INVESTIGATION. The obligation of BUYER to indemnify SELLER pursuant to Section 8.2, and the obligation of SELLER to indemnify BUYER pursuant to Section 8.1, shall be unaffected by the scope of, and knowledge obtained from, any investigation, inquiry or examination made for or on behalf of SELLER or BUYER, as the case may be.

     8.4 SURVIVAL. The representations and warranties of the parties hereto shall survive the execution and delivery hereof and the delivery of all of the documents executed in connection herewith and shall continue in full force and effect after the date hereof and after the Closing Date for a period of eighteen
(18) months, except for (a) the representations and warranties in Sections 3.4(b), (c), (f), (g), (h) and (i), which will continue for a period of twenty-four (24) months following the Closing Date, and (b) the representations and warranties in Sections 3.1, 3.3, 3.4(a), (d) and (e), 3.10, 3.13, 3.14, 4.1
and 4.4, which will continue without limitation. The covenants and agreements of the parties hereto shall survive the execution and delivery hereof and the delivery of all of the documents executed in connection herewith, and shall survive the Closing in accordance with their terms without limitation.

     8.5 CERTAIN LIMITATIONS ON SELLER'S INDEMNIFICATION OBLIGATIONS. Notwithstanding anything in this Agreement to the contrary:

          (a) SELLER shall not have any obligation to indemnify the BUYER in respect of any claim for breach under Section 8.1(a) hereof unless and until the BUYER's Losses under all such breaches exceed $1,000,000 in the aggregate (the "Threshold Amount"), in which event this limitation will no longer apply and the BUYER will be entitled to indemnification regardless of the Threshold Amount.

          (b) In no event shall SELLER'S obligation to indemnify BUYER in respect of claims under Sections 8.1(a), (b) or (c) hereof require SELLER to indemnify BUYER for BUYER's Losses exceeding (i) $40,000,000 in the case of any such Losses other than those described in the next clause (ii); or (ii) $120,000,000 less the amount of any Losses described in the preceding clause
(i), in the case of breaches of SELLER'S agreement under Section 1.2 with respect to Trademarks only (subject to the exceptions contained in Schedules 3.4(a) (other than Item 1), 3.4(b), 3.4(e), 3.4(f) and 3.4(g)) and breaches of SELLER'S representations and warranties under Section 3.4(a), (b), (c), (d) and
(e).

          (c) Solely for purposes of construing this Section 8.5, all references in this Agreement to materiality or to minimum amounts shall be disregarded.

          (d) In calculating amounts payable to an indemnified party, the indemnified loss shall not be duplicative of any other loss for which an indemnification claim has been made and shall be computed net of (i) payments that the indemnified party has received under any insurance policy with respect to such Losses (net of the present value of any premium increases directly attributable to such payments), or (ii) any prior or subsequent actual recovery


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


by the indemnified party from any Person (other than the indemnified party's insurers) with respect to such losses, in either case less any fees and expenses incurred by the indemnified party in achieving such recovery.

          (e) The foregoing limitations and the limitations on the survival of representations and warranties in Section 8.4 shall not apply to any claims of BUYER to the extent such claims arise from or relate to intentional misrepresentations made by SELLER with the intent to deceive BUYER or fraud by SELLER.

     8.6 PROCEDURES RELATING TO INDEMNIFICATION.

          (a) In order for an indemnified party to be entitled to any indemnification provided for under this Article 8 in respect of, arising out of or involving a claim or demand made by any person, firm, governmental authority or corporation against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably practicable after receipt by such indemnified party of written notice of the Third Party Claim; PROVIDED, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. The indemnified party shall thereafter deliver to the indemnifying party, within five business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

          (b) If a Third Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the indemnified party therefor, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof consistent with the terms hereto. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge,

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

such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld or delayed).


                                    ARTICLE 9

                                   TERMINATION

     9.1 TERMINATION. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

          (a) by mutual written consent of SELLER and BUYER;

          (b) by BUYER if any of the conditions set forth in Section 2.4 shall have become incapable of fulfillment, and shall not have been waived by BUYER;

          (c) by SELLER if any of the conditions set forth in Section 2.5 shall have become incapable of fulfillment, and shall not have been waived by SELLER;

          (d) by SELLER or BUYER if the Closing does not occur on or prior to December 31, 2000;

              PROVIDED, HOWEVER, that the party seeking termination pursuant to clause (b), (c), or (d) is not in breach to any material extent of any of its representations, warranties, covenants or agreements contained in this Agreement.

     9.2 NOTIFICATION OF TERMINATION. In the event of termination by SELLER or BUYER pursuant to this Article 9, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party.

     9.3 EFFECT OF TERMINATION. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article 9, this Agreement shall become void and of no further force and effect, except for the provisions of (a) Section 6.1 relating to the obligation of BUYER to keep confidential certain information and data obtained by it, (b) Section 7.8 relating to expenses, (c) Section 7.2 relating to publicity, (d) Sections 3.10 and 4.4 relating to finders' fees and brokers' fees, (e) this Section 9.3, and
(f) Article 10 relating to general provisions. Nothing in this Article 9 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

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

                                   ARTICLE 10

                               GENERAL PROVISIONS

     10.1 ASSIGNMENT. Except as set forth below, this Agreement and the rights and obligations hereunder shall not be assignable or transferable by BUYER or SELLER (including by operation of law in connection with a merger, or sale of substantially all the assets, of BUYER or SELLER) without the prior written consent of each of the other parties hereto. Without the consent of any party hereto BUYER may assign its right to purchase any of the Assets hereunder to one or more Affiliates of BUYER, PROVIDED, however, that no assignment shall limit or affect the assignor's obligations hereunder.

     10.2 NO THIRD-PARTY BENEFICIARIES. This Agreement is for the sole benefit of the parties hereto, and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and their permitted assigns, any legal or equitable rights hereunder; provided, however, that any third party that is an assignee under Section 10. 1 hereof or is a designee of BUYER under Section 1.2 hereof, shall be deemed to have relied on and shall have the benefit as a third party beneficiary of all of SELLER'S representations, warranties, covenants and indemnities set forth herein.

     10.3. AMENDMENTS: WAIVER. No amendment to this Agreement shall be effective unless it shall be in writing and signed by each party hereto.

     10.4 WAIVER OF COMPLIANCE. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     10.5 NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

          (i) if to SELLER,

              Chattem, Inc.
              1715 West 38th Street
              Chattanooga, Tennessee  37409
              Attn:  A. Alexander Taylor, II
              Fax No. (423) 821-6423


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

              with copies to:

              Miller & Martin LLP
              Suite 1000, Volunteer Building
              832 Georgia Avenue
              Chattanooga, Tennessee  37402
              Attn: Hugh F. Sharber, Esquire
              Fax No. (423) 785-8480

         (ii) if to BUYER,

              The Andrew Jergens Company
              2535 Spring Grove Avenue
              Cincinnati, Ohio 45214
              Attention: William J. Gentner
              President and Chief Executive Officer
              Fax No. (513) 455-5313

              with copies to:

              Potter Anderson & Corroon LLP
              Hercules Plaza, 6th Floor
              1313 N. Market Street
              Wilmington, Delaware 19801
              Attention: David B. Brown, Esquire
              Fax No. (302) 658-1192

     10.6 INTERPRETATION. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.7 KNOWLEDGE. For purposes of this Agreement, "knowledge" of SELLER or SELLER'S "knowledge" shall mean the actual knowledge of the representatives of SELLER set forth on SCHEDULE 10.7 hereto, following reasonable inquiry on the part of such representatives.

     10.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

     10.9 SEVERABILITY. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any respect for any reason, by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.


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

     10.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

     10.11 ACTIONS AND PROCEEDINGS. BUYER and SELLER hereby irrevocably consent to the nonexclusive jurisdiction and venue of the Courts of the State of Delaware and of any Federal Court located in Wilmington, Delaware in connection with any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. SELLER hereby irrevocably appoints the Secretary of State of the State of Delaware, as its authorized agent upon whom process may be served in any such action or proceeding instituted in any such court and waives any objections to personal jurisdiction with respect thereto. BUYER or SELLER, as the case may be, shall mail a copy of any process served under this Section 10.11 to the other party in accordance with the terms of this Agreement.

     10.12 EXHIBITS AND SCHEDULES. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

     10.13 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules hereto) contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and, except to the extent specifically set forth herein, supersedes all prior agreements and understandings relating to such subject matter.


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


     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.


                                      CHATTEM, INC.


                                      By:_____________________________________
                                           A. Alexander Taylor, II
                                           President and Chief Operating Officer


                                      SIGNAL INVESTMENT & MANAGEMENT CO.


                                      By:_____________________________________
                                            A. Alexander Taylor, II
                                            President


                                      THE ANDREW JERGENS COMPANY


                                      By:_____________________________________
                                           William J. Gentner
                                           President and Chief Executive Officer






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